EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc.

John Henry

(212) 273-5746

SVP - Chief Financial Officer

Investors: Cara O’Brien/

Caren Barbara

Press: Diane Zappas

(212) 850-5600

Financial Dynamics

FOR IMMEDIATE RELEASE

John Lederer to be Appointed Chairman of the Board and CEO of

Duane Reade Holdings, Inc. and Duane Reade Inc.

New York, NY – March 31, 2008 –Duane Reade Holdings, Inc. and its subsidiary, Duane Reade Inc., announced today that John A. Lederer will be named Chairman of the Board and Chief Executive Officer. Mr. Lederer’s employment with Duane Reade is expected to become effective within the week.

From 2001 to 2006, Mr. Lederer was the President of Loblaw Companies Limited, a Canadian supermarket chain with more than 1,000 corporate and franchised stores under various operating banners. Loblaw is Canada’s largest grocery retailer and a leading provider of general merchandise, drugstore and financial products and services.

“I look forward to this exciting opportunity to build upon Duane Reade’s strong operating and financial performance over the past two years,” said Mr. Lederer. “I am joining a talented senior management team that has directed a very impressive transformation and is dedicated to delivering additional success. I am committed to working with this team to enhance Duane Reade’s market leadership position in the New York metropolitan area and to helping the Company achieve its primary objective to serve the unique needs of the New York City consumer.”

During his 30-year career at Loblaw and its subsidiary companies, Mr. Lederer held a number of senior positions throughout the organization. Under Mr. Lederer’s leadership as President, Loblaw grew its reported annual sales from $20 billion CAD in 2000 to over $28 billion CAD in 2006. Immediately prior to his appointment as President in 2001, Mr. Lederer served as Executive Vice President responsible for the merchandising, operations and profit performance of all Loblaw businesses in eastern Canada. Mr. Lederer currently serves as a director of Tim Hortons Inc.

Tyler J. Wolfram, a Director of Duane Reade and a Partner of Oak Hill Capital Partners, said, “John Lederer is one of the finest executives in the retail industry. He comes to

Duane Reade with a proven track record of driving innovation and operating excellence. John’s notable expertise in merchandising and store operations will ensure Duane Reade’s continued progress against key operating initiatives. John’s demonstrated ability to define and guide important strategic initiatives and unit expansion programs will allow the Company to accelerate its next phase of growth. The Board is confident that John is the right individual to lead Duane Reade into the future.”

David W. D’Arezzo, Duane Reade’s Senior Vice President and Chief Marketing Officer, who most recently has served the Company as its Interim Chief Executive Officer, will continue his responsibilities as Senior Vice President and Chief Marketing Officer under Mr. Lederer once Mr. Lederer becomes Chief Executive Officer.

“We thank Dave for his service as Interim Chief Executive Officer,” said Mr. Wolfram. “Over the past three months, Dave’s leadership has allowed Duane Reade to sustain its strong momentum, and we expect that Dave will continue to be a key driver of Duane Reade’s success in the future.”

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and on-site photofinishing. As of December 29, 2007, the Company operated 242 stores. Duane Reade maintains a website at http://www.duanereade.com.